Adeona Reports 2010 Year End Financial Results

-- $3.2 Million Net Revenues Reported for the Year Ended December 31, 2010 --

-- Investor Conference Call Scheduled for 4:30pm (EDT) Today --

For Immediate Release

Ann Arbor, MI, March 31, 2011 – Adeona Pharmaceuticals, Inc. (AMEX:AEN - News), a developer of innovative medicines for serious central nervous system diseases, today reported its financial results for the year ended December 31, 2010, as well as updates since the beginning of the 4th quarter.

Updates since the beginning of the 4th quarter include:

Clinical Programs

Alzheimer’s Disease

•
Adoption of "reaZin" as the new trademark for Adeona’s zinc and cysteine-based oral tablet (formerly called Zinthionein) currently under development as a prescription medical food for the dietary management of Alzheimer's disease and mild cognitive impairment.

•
Completion of the treatment phase of the pivotal clinical trial evaluating the zinc and cysteine-based product candidate, reaZin™ in patients with Alzheimer's disease and mild cognitive impairment. Results from this clinical trial are expected to be presented at the 63rd Annual Meeting of the American Academy of Neurology in April of 2011 by Lead Principal Investigator, Diana Pollock, M.D.

Multiple Sclerosis

•	Receipt of an additional $409,426 in grant funding from the National Multiple Sclerosis Society for the clinical trial evaluating Adeona’s drug candidate, Trimesta™ (oral estriol).

•
Enrollment of 127 of 150 patients (85%) in the clinical trial evaluating Trimesta in women suffering from relapsing-remitting multiple sclerosis, as of March 2, 2011. The randomized, double-blind, placebo-controlled clinical trial is currently underway at 15 centers in the United States. We anticipate full enrollment by the second half of 2011.

Operations

•
Execution of an agreement for the sale of approximately 2.85 million shares of common stock at $1.40 per share to new institutional investors in a registered direct offering for gross proceeds of $4 million. Investors also received warrants to purchase approximately 1.42 million shares of common stock at an exercise price of $2.00 per share and are exercisable for a period of 13 months.

•
Appointment of George J. Brewer, M.D., the Morton S. and Henrietta Sellner Emeritus Professor of Human Genetics and Internal Medicine at the University of Michigan, as Senior Vice President of Research & Development, following the unexpected passing of David A. Newsome, M.D.

•	Expansion of the Scientific Advisory Board with the following appointments:
o	Ananda S. Prasad, M.D., Ph.D., a pioneer of zinc therapy with over 50 years of experience devoted to the field.
o	Ashley I. Bush, M.D., Ph.D., an expert in the research and development of new treatments for Alzheimer's disease based on the regulation of particular biometals.

•
Execution of an agreement with Dr. Prasad providing access to clinical data from a 50 patient, 12-month, randomized, double-blind, placebo-controlled clinical trial that evaluated the prevention of infections in the elderly who were treated with an oral zinc therapy or matching placebo. The results at 12 months demonstrated a 67% reduction in the incidence of infection between the two groups (88 infections in the placebo group versus 29 infections in the zinc treated group) (p < 0.001).

•
Termination of the dnaJP1 (hsp peptide) clinical development program as of March 31, 2011. While data from a Phase II clinical trial previously reported in November 2009 demonstrated safety and tolerability in patients with rheumatoid arthritis, the decision to discontinue this program was driven by strategic considerations as well as clinical and market potential.

Year Ended December 31, 2010 Financial Results

Total net revenues for the year ended December 31, 2010 were $3,164,512, compared to $103,089 for the year ended December 31, 2009. Total net revenues for the year ended December 31, 2010 consisted of $2,125,000 as a result of the Meda AB sublicense agreement of flupirtine for fibromyalgia during the second quarter of 2010, $550,553 of net laboratory revenues from the first full year of operations at Adeona Clinical Laboratory and $488,959 of grant revenues from the Qualifying Therapeutic Discovery Project Program to support Adeona’s Alzheimer’s disease and multiple sclerosis programs currently in clinical testing. Total net revenues for the year ended December 31, 2009 consisted of $103,089 of net laboratory revenues from Adeona Clinical Laboratory. Since purchasing Adeona Clinical Laboratory in July of 2009, the client base has increased and the in-house diagnostic testing services have been expanded to include a full array of microbiology testing.

Total costs and expenses for the year ended December 31, 2010 were $4,748,465, compared to $3,784,569 for the year ended December 31, 2009.

Research and development expenses increased to $1,579,891 for the year ended December 31, 2010, from $948,891 for the year ended December 31, 2009. This 66% increase is primarily the result of increased costs associated with the continued development of Adeona’s product candidates, including outside manufacturing costs, consultant fees, license fees and patent costs. Research and development expenses also include a non-cash charge relating to stock-based compensation expense of $90,290 for the year ended December 31, 2010, compared to $188,166 for the year ended December 31, 2009.

General and administrative expenses decreased slightly to $2,700,951 for the year ended December 31, 2010, from $2,708,778 for the year ended December 31, 2009. General and administrative costs in 2009 included acquisition costs of $75,000 related to the purchase of Adeona Clinical Laboratory. General and administrative expenses also include a non-cash charge relating to stock-based compensation expense of $310,098 for the year ended December 31, 2010, compared to $135,770 for the year ended December 31, 2009.

Costs of laboratory services increased to $467,632 for the year ended December 31, 2010, from $126,900 for the year ended December 31, 2009. This increase is primarily the result of the increased costs associated with the expansion of the client base at Adeona Clinical Laboratory, including salary and supply costs.  The year ended December 31, 2010 included 12 months of costs, compared to the year ended December 31, 2009, which only included 6 months of costs after the acquisition in July of 2009.

The net loss for the year ended December 31, 2010 was $1,711,159, or $0.08 per share, compared to $3,731,405, or $0.18 per share, for the year ended December 31, 2009. The decrease in net loss is the result of increased revenues for the year ended December 31, 2010, that included license revenue, increased laboratory revenue and grant revenue.

As of December 31, 2010, Adeona had approximately $2.6 million in cash compared to approximately $2.7 million on December 31, 2009. As of February 28, 2011, Adeona had approximately $6.0 million in cash, including the net proceeds of approximately $3.7 million from the January of 2011 financing.

“We continued to make significant progress in the clinical development of our product candidates for Alzheimer’s disease and multiple sclerosis during 2010. We anticipate reporting results from patients who have completed their 6 month follow-up in the Alzheimer’s disease clinical study in April of 2011, and, if the clinical results are positive, we intend to further our commercialization efforts of reaZin as a prescription medical food. We also expect completion of enrollment in the multiple sclerosis clinical trial during the second half of 2011,” stated James S. Kuo, M.D., M.B.A., Adeona’s Chief Executive Officer. “We achieved these clinical milestones while also increasing our revenues from various sources and carefully managing our operating expenses.

Dr. Kuo added, “With the addition of the net proceeds from the financing in January of 2011, we believe our current cash position should meet our planned operating needs for at least the next 12 months.”

Adeona 2010 Year End Investor Conference Call

Adeona will hold its 2010 year end investor conference call today, Thursday, March 31, 2011, at 4:30pm EDT. James S. Kuo, M.D., M.B.A., Adeona’s Chief Executive Officer, will host the call. Interested parties should call toll free 1-800-860-2442 (U.S.) or 1-866-605-3852 (Canada), or from outside North America +1 412-858-4600, fifteen minutes before the start of the call to register and identify themselves as registrants of the ‘Adeona’ Conference Call. Any registered caller on the toll free line may ask to be placed in the queue for the Question & Answer session. The call will be simulcast on the web at http://www.videonewswire.com/event.asp?id=77882. If you are unable to participate during the live call, the webcast will be available for replay at www.adeonapharma.com for 30 days after the call.

About Adeona Pharmaceuticals, Inc.

Adeona is a pharmaceutical company developing innovative medicines for the treatment of serious central nervous system diseases. The Company’s strategy is to license product candidates that have demonstrated a certain level of clinical efficacy and develop them to a stage that results in a significant commercial collaboration. Currently, Adeona is developing the following product candidates: a prescription medical food for Alzheimer’s disease, and drugs for multiple sclerosis, fibromyalgia and age-related macular degeneration. For more information, please visit Adeona’s website at www.adeonapharma.com.

This release includes forward-looking statements on Adeona's current expectations and projections about future events. In some cases forward-looking statements can be identified by terminology such as "may," "should," "potential," "continue," "expects," "anticipates," "intends," "plans," "believes," "estimates," and similar expressions. These statements are based upon current beliefs, expectations and assumptions and are subject to a number of risks and uncertainties, many of which are difficult to predict and include statements regarding our cash on hand being sufficient to fund operations for the next 12 months, the expected results from the reaZin clinical  study and potential commercialization efforts related thereto, and our expected completion of enrollment in our multiple sclerosis clinical trial in the anticipated time period. The forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those set forth or implied by any forward-looking statements. Important factors that could cause actual results to differ materially from those reflected in Adeona's forward-looking statements include, among others, a failure of our clinical trials to be completed on time or to achieve desired results, a failure to successfully commercialize products or a failure of our clinical reference laboratory to continue to grow and achieve revenue or a failure by us or our strategic partners to successfully commercialize products and other factors described in Adeona's report on Form 10-K for the year ended December 31, 2010 and any other filings with the SEC. The information in this release is provided only as of the date of this release, and Adeona undertakes no obligation to update any forward-looking statements contained in this release on account of new information, future events, or otherwise, except as required by law.

For further information, please contact:

James S. Kuo, M.D., M.B.A.
Chief Executive Officer
(734) 332-7800

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